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                                                                      EXHIBIT 99
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FOR IMMEDIATE RELEASE                          Contact: Donald J. Radkoski or
Aug. 11, 2003                                  Mary Cusick (614) 491-2225


            BOB EVANS FARMS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the first fiscal quarter ended July 25, 2003.
     Total net sales for the quarter were $295.5 million, a 7 percent increase from $277.0 million in the comparable period last year. Net income was $19.2 million, or $0.55 per share on a diluted basis, compared with $20.6 million, or $0.57 per share, a year ago. In the year-earlier period, earnings per share were at record levels and up 33 percent from the previous year. In the fiscal 2004 period, results were affected by increased raw material costs in the food products segment and lower-than-expected restaurant sales and profits.
     Restaurant sales for the quarter totaled $247.5 million, up 6 percent from a year ago. Same-store sales increased 1.0 percent, with average menu prices up
2.6 percent. The segment's operating income of $27.8 million increased 2 percent from a year ago; the operating margin was 47 basis points lower, primarily reflecting higher food and insurance costs.
     "While we are pleased to have achieved our first year-over-year increase in restaurant same-store sales since last year's first quarter, the gain was at the low end of our expectations," said Stewart K. Owens, chairman of the board and chief executive officer. "We have not seen as much improvement as we anticipated in recent months, perhaps due to the continuing challenges to consumer confidence as a result of soft labor markets, particularly in our core heartland region. At Bob Evans Restaurants, our operating strategy has not changed - we remain focused on the basics of providing high-quality homestyle food and excellent customer service in a comfortable, family-oriented environment. We are, however, intensifying our efforts to reduce costs and build on our record of margin improvement in the restaurant segment over the last two years."
     The company opened three new Bob Evans Restaurants during the first fiscal quarter, bringing the total in operation to 524. Plans continue to call for approximately 35 new restaurants for the full year, compared with 29 in fiscal 2003.
     Profitability in the food products segment for the first fiscal quarter was off significantly, primarily due to a sharp increase in hog costs in the company's sausage business. Average hog costs for the quarter were $36.00, compared with $26.00 a year ago. Promotional activity remained at relatively aggressive levels throughout the quarter, which generated strong unit volume; however, this further impacted the segment's profit margins. Pounds sold from comparable products (principally sausage) increased 10 percent, and the segment's total sales of $47.9 million were up 11 percent. However, the segment's operating income for the quarter, $2.7 million, was nearly 46 percent below the year-earlier level.




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     Owens commented, "Hog costs rose more and faster than we expected during the quarter, squeezing our margins at a time when we had planned increased promotional activity. While we are adjusting our promotional programs going forward, it seems clear that hog costs are likely to remain above our earlier expectations through most of the current fiscal year.
     "Accordingly - and also in light of the challenges we face in the restaurant segment - we are revising our earnings per share guidance for fiscal 2004 to a range of $2.07 to $2.15, from $2.15 to $2.20 previously. Our new outlook for an essentially flat year should be viewed in the context of the company's very strong performance over the last two years, when diluted earnings per share rose 46 percent overall. Notwithstanding the cyclicality in our businesses and earnings comparisons in any single year, we remain committed to steadily building the value of the Bob Evans brand for the benefit of our stockholders."
     As of July 25, 2003, the company's balance sheet remained strong, with stockholders' equity of $577.6 million, compared with $75.3 million in total debt obligations.
     On Aug. 5, 2003, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The new dividend rate represents a 9 percent increase from the company's previous quarterly rate of $0.11 per share. The dividend is payable Sept. 2, 2003, to stockholders of record at the close of business on Aug. 15, 2003.
     Bob Evans Farms, Inc. owns and operates 524 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.








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                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)


                                                              Three Months Ended
                                                              ------------------
                                                        July 25, 2003         July 26, 2002
                                                    --------------------  --------------------

       Net Sales
        Restaurant Segment                                      $247,548              $234,037
        Food Products Segment                                     47,924                42,984
                                                    --------------------  --------------------
           Total                                                $295,472              $277,021

       Operating Income
        Restaurant Segment                                       $27,777               $27,361
        Food Products Segment                                      2,651                 4,895
                                                    --------------------  --------------------
           Total                                                 $30,428               $32,256

       Income Before Income Taxes                                $29,932               $31,729

       Net Income                                                $19,246               $20,624

       Earnings Per Share
        Basic                                                      $0.56                 $0.58
        Diluted                                                    $0.55                 $0.57

       Average Shares Outstanding
        Basic                                                     34,572                35,438
        Diluted                                                   35,185                36,257


     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.

     Company executives will discuss the results during a conference call Tuesday, Aug. 12, 2003, at 10 a.m. EST. To listen, call (800) 475-2151 (toll free) or log-in to the webcast at www.bobevans.com and then click on "financials." The call will be available for replay immediately following the call, Tuesday, Aug. 12, 2003, through 5





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p.m. EST on Thursday, Aug. 14, 2003, by calling toll free (877) 519-4471, pin code 4094612. The webcast version will also be archived on the company's Web site through Tuesday, Aug. 26, 2003.
































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